JIMMY C.H. CHEUNG & CO.
Certified Public Accountants
Members of Kreston International

Registered with the Public Company Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS OF
FORESTS GLOBAL, INC.

We consent to the use in this Registration Statement of Forests Global, Inc. (the "Company") and its subsidiaries on Form S-1 Amendment No. 4 of our report, dated February 6, 2009, relating to the financial statements of the Company and its subsidiaries as of December 31, 2008 and 2007, appearing in the prospectus which is part of this Registration Statement.

We also consent to the reference to our Firm under the caption "Interest of Named Experts and Counsel" in such prospectus.

JIMMY C.H. CHEUNG & CO.
Certified Public Accountants

Hong Kong

Date: August 6, 2009

1607 Dominion Centre, 43 Queen's Road East, Wanchai, Hong Kong
Telephone : (852) 25295500 Fax: (852) 28651067
Email : jimmy.cheung@jchcheungco.hk
Website : http://www.jimmycheungco.com